Board of Directors Compensation Policy
June 28, 2012

Policy Information

Document Title:	Board of Directors Compensation Policy
Content Owner:	Director of Human Resources and Administration
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	Policy Oversight Group
Board-Level Approver:	Full Board (Compensation)
Review Frequency:	Annually
Initial Effective Date:	01/01/2010
Last Review Date:	12/15/2011
Next Review Date:	12/2012

Introduction

This FHLBank Policy, governed by the board of directors (board), governs the compensation of individuals serving as directors of the Federal Home Loan Bank of Topeka (FHLBank). Section 7(i) of the Federal Home Loan Bank Act and 12 U.S.C. §1261.22 require the board annually to adopt a written compensation policy to provide for the payment of reasonable compensation and expenses to the directors for the time required of them in performing their duties as directors.

Purpose

Directors should be reasonably compensated for the time and effort exerted in the performance of their duties as a director of FHLBank. This policy establishes reasonable compensation for the activities and functions for which director attendance or participation is necessary and provides compensation reflecting the amount of time a director has spent on official FHLBank business. Differentials in meeting attendance fees for the chair, vice chair and the various committee chairs shall reflect the additional responsibility assumed by these directors.

Scope

Directors shall be compensated based on attendance at board meetings and the director’s performance of official FHLBank business.

Policy

1. Compensation. Individuals serving as directors of FHLBank shall be paid a meeting fee for each day in physical attendance at a regular meeting of the board and shall receive no other compensation from FHLBank other than reimbursement of expenses. The following table illustrates the maximum annual compensation to be paid to various board member positions. The daily meeting fee shall be the maximum in the table below divided by six.

Position	Maximum Annual Compensation

Director	$75,000

Vice Chair of Board	$85,000

Chair of Board	$100,000

Audit Committee Chair	$85,000

Compensation Committee Chair	$85,000

Operations Committee Chair	$85,000

Housing and Governance Committee Chair	$85,000

Risk Oversight Chair	$85,000

The maximum annual compensation amounts are based on an evaluation of McLagan market research data, a fee comparison among the FHLBanks and the board’s assessment of appropriate and comparable pay that will allow the FHLBank to recruit and retain highly qualified directors.

2. Adjustments in Compensation. Only fees that reflect performance of official FHLBank business shall be paid to a director. This Policy is structured to allow decreases in compensation to reflect lesser attendance or performance at board or committee meetings during a given year.

In addition to the compensation structure and potential reductions from the maximum annual compensation as set forth in paragraph 1, the Chair of the Compensation Committee shall have the authority, in his or her sole discretion, to recommend that the board reduce the compensation of any director to reflect lesser attendance or performance at board or committee meetings during a given year. The Chair of the board shall have the authority, in his or her sole discretion, to recommend that the board reduce the compensation of the Chair of the Compensation Committee to reflect lesser attendance or performance at board or committee meetings during a given year. If the Chair of the Compensation Committee or the Chair of the board, as appropriate, determines that the compensation paid to a director does not reflect the director’s performance of official FHLBank business, the Chair of the Compensation Committee or the Chair of the board, as appropriate, may recommend that the board authorize a clawback of that director’s compensation in an amount to be determined by the board.

On a quarterly basis, the Chair of the Compensation Committee and the Chair of the board shall review attendance records, as prepared by the corporate secretary, and shall use those records, in addition to considering director performance, when determining whether to recommend the board reduce or clawback a director’s compensation.

3. Number of Meetings. The board shall hold at least six regular board meetings per year. Special meetings of the board may be held as provided in the FHLBank’s bylaws.

4. Reimbursement of Expenses. Directors shall be entitled to reimbursement for all necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties as provided in the Directors and Executive Officers Travel Policy, except that directors may not be paid for gift or entertainment expenses.

Policy Review

This policy shall be reviewed annually and revised as needed by the Director of Human Resources and Administration. Any such revisions shall be approved by the Policy Oversight Group and submitted for review and approval by the Compensation committee and the board.